Exhibit 10.29

MONEY ACCESS SERVICE® PROCESSING AGREEMENT

MONEY ACCESS SERVICE Processing Agreement (“Agreement”) is dated                    , 2002 by and between MONEY ACCESS SERVICE INC. with offices located at 1100 Carr Road, Wilmington, Delaware  19809 (“MAS”, “we” or “us”) and HERITAGE OAKS BANK with offices located at 545 TWELFTH STREET, PASO ROBLES, CALIFORNIA  93446 (“User” or “you”).

Background

MAS provides Electronic Fund Transfer processing for automated teller machine, point of banking and point of sale Terminals and accessed by using certain plastic cards with magnetically encoded stripes issued by financial institutions to their account holders allowing such account holders to perform certain banking, financial and purchase Transactions. Additionally, MAS offers services for the authorization of Transactions and provides Gateway services to various EFT Networks, as well as certain other EFT services (“MAS Processing Services”).  User desires to purchase and use MAS Processing Services.

NOW, THEREFORE, in consideration of the mutual premises herein contained, MAS and User agree to be legally bound by the terms of this Agreement as hereinafter set forth.

1.             DEFINED TERMS.

All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto and made a part hereof.

2.             MAS PROCESSING SERVICES.

You hereby agree to use MAS as the processor of Transactions conducted by your Cardholders and/or at your Terminals.  You understand and agree that MAS may provide the services hereunder through any of its affiliates.  While you are a User of MAS Processing Services under this Agreement, you elect to interface with MAS in one of the following modes:

Full Service

Authorization Processor

Cooperative Authorization Processor

Intercept Processor

Independent Sales Organization (ISO)

You understand and agree that the mode you elect now for your Interface to MAS will govern you for the duration of this Agreement.  You may elect to use any or all of the following MAS Processing Services set forth below; however, you agree that during the term of this Agreement we shall be the exclusive provider to you of any of the services described below which you elect:

(i)            MAS Authorization Services.  In accordance with your Cardholder information you will supply to us, we will authorize or decline Transaction requests received from any Terminals at which your Cardholders have access or any Networks in which you participate by our comparison to your Cardholder information which can consist of any of the following:  (a) real time account records, (b) daily account balances or (c) parameter instructions.

(ii)           MAS Terminal Driving Services.  We will establish a direct electronic connection between the ATM and/or POB Terminals you operate and our switch in order to operate, supervise and monitor such Terminals for you.

(iii)          Gateway Services.  We will provide Gateway Services as agreed to in the attached addendum, which may be amended from time to time by the parties.

(iv)          Additional Services.  We also offer an array of additional MAS Processing Services from which you may select to complement your Electronic Fund Transfer products.  These Processing Services include telephone banking, bill payment, self service banking and Cardholder service charge products.  You shall indicate your selection of additional MAS Processing Services on the Specification Forms you complete, and execute an addendum to this Agreement for each such service you desire.  From time to time we may introduce new Processing Services which you may select by executing a further addendum to this Agreement.

3.             SUPPORT AND TERMINAL LOCATION

(a)           Support Equipment and Terminals. You agree to purchase or lease and install such ATM and POB Terminals as you desire to operate and you agree to obtain and maintain in good working order at your expense the data processing and communications equipment which is necessary and appropriate to facilitate the provision of MAS Processing Services.  You shall independently determine the locations of the Terminals you choose to operate in accordance with the rules of the Networks you join and subject to any necessary regulatory approvals.

(b)           Location of Terminals.

(1)  United States and its Territories.  You agree that subject to Section 3b. (2) of this Agreement, the MAS Processing Services to be provided under this Agreement shall only occur at Terminals located in the United States of America or its territories.

(2)  Outside of the United States or its Territories.  If you desire to receive MAS Processing Services at any Terminal located outside of the United States of America, you agree to first provide MAS with a written schedule of any country or countries in which you intend to receive MAS Processing Services.  You may not obtain MAS Processing Services for Terminals located outside of the United States of America and its territories without MAS’s prior written approval.  If MAS agrees to provide such services to you, that approval will be, subject to the following conditions and other conditions to which the parties agree at the time:

(i)  We can terminate the provision of MAS Processing Services in any country at any time and without being deemed to be in breach of the MAS Processing Agreement if we, in our sole discretion, determine that continued provision of service to Terminals located in such country could adversely impact MAS.  If we terminate the provision of MAS Processing Services in a particular country, we will provide you with sixty (60) days’ prior notice of such termination, unless exigent circumstances exist.

(ii)  If any provision of the Agreement is declared or found to be illegal, unenforceable or void under the laws of any country (“Voided Provision”), for purposes of the laws of the specific country in which the provision is void, the Agreement will be construed as if not containing the Voided Provision, and the rest of the Agreement will remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly under the laws of that country; provided, however, that the parties consent to the enforcement of the entire Agreement, including the Voided Provision, under the laws of the State of Delaware.

(iii)  The parties hereto affirmatively consent that interpretation, construction and performance of this Agreement, including the provision of MAS Processing Services in any country outside of the United States of America or its territories, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principle of conflicts of laws.  The parties also consent to the jurisdiction and venue in the Delaware courts with respect to the enforcement of any matter under this Agreement, regardless as to the location of any Terminal receiving MAS

Processing Services.

(iv)  You have obtained all necessary authorizations required under the laws, regulations and code provisions of each country in which you seek to receive MAS Processing Services.

(v)  You are not aware of any provision of the law, regulation or code under the laws of each country in which you seek to receive MAS Processing Services that would prevent (a) the provision of the MAS Processing Services to you or (b) the enforcement of this Agreement in accordance with its terms.  During the term of this Agreement, the parties also agree to promptly notify each other of the enactment or promulgation of any provision of the law, regulation or code under the laws of each country in which you seek to receive MAS Processing Services that would prevent (a) the provision of the MAS Processing Services or (b) the enforcement of this Agreement in accordance with its terms.

4.             USER SPECIFICATIONS.

We will perform our processing in accordance with your instructions and information provided to us on our Specification Forms and the rules of the Networks you join.

5.             FEES.

(a)           Schedule of Fees.  You agree to pay our fees and charges set forth on the Schedule of Fees attached hereto as Exhibit B and Exhibit C for our MAS Processing Services.  Further, you agree to pay all third party charges (including, but not limited to, our charges related to telecommunications services and transportation expenses) incurred in connection with our provision of MAS Processing Services, including all fees imposed by any Network to which we provide you Gateway Service incurred in connection with your participation in, or processing or settlement of Transactions in such Network.  You agree that if we add new MAS Processing Services or Transaction types during the term of this Agreement we may amend the Schedule of Fees to add charges for such new services or Transaction types at any time. Any service performed by us at your request or as necessitated by your act or failure to act which is beyond the scope of the MAS Processing Services you select on the Specification Forms shall be billed to you at our standard rates then in effect including charges for personnel and computer time, equipment, supplies, out-of-pocket costs and other expenses which you agree to pay us. Commencing upon execution of this Agreement, all applicable fees and charges shall be payable upon invoice to you.  We will submit monthly statements for the fees, charges, supplies and other costs payable by you pursuant to this Agreement.  Payment will be made in accordance with Section 6 hereof.  The Schedule of Fees may be modified by MAS once each calendar year upon one hundred twenty (120) days prior written notice, provided that any interchange, issuer reimbursement, pass-through or third party fees may be modified from time to time as set forth in prior written notice from MAS.

(b)           Taxes.  In addition to the applicable standard fees and charges for MAS Processing Services and any other service we perform for you, you agree to pay all federal, state and local taxes assessed as well as all other expenses, fees and charges imposed by a governmental entity arising out of or incidental to your use of MAS Processing Services other than those taxes, expenses, fees or charges which are based on the net income or property of MAS.

6.             CLEARING ACCOUNT.

For payment of the fees, charges, expenses and taxes, if any, due and owing to MAS under this Agreement, you will establish and maintain for the term of this Agreement a clearing account at a financial institution designated or approved by us.  If you have executed a STAR Member Institution Agreement or a MAC Network Participation Agreement and already have established a clearing account pursuant thereto, then for purposes of this Agreement you hereby grant MAS authorization to effect credits to and debits from such clearing account for payment of the fees, charges, expenses and taxes due and owing to MAS under this Agreement.  You agree to execute any documentation required by us or by the designated settlement bank to grant authority to us to debit or credit such account.  You agree to maintain at all times in the clearing account a balance sufficient to pay all amounts due and owing to MAS under this Agreement.  User hereby grants and authorizes MAS to exercise a right of set-off against funds payable to User pursuant to this Agreement or any other agreement between MAS and User and other funds, including any pledge accounts, that User maintains with MAS or any Network.  MAS may apply all such amounts as payment on User’s obligations in a priority or order of payment determined by MAS in its sole discretion.

7.             CONFIDENTIALITY OF INFORMATION.

You acknowledge that we have, through the expenditure of a significant amount of time, effort, costs and research, developed and/or secured the right to use various computer programs, forms, logos, manuals, and related materials, including our operating procedures and technical specifications, which constitute property of great value and/or trade secrets, and that disclosure to others of such materials may result in loss or irreparable damage to us.  Accordingly, you in your use of our MAS Processing Services agree to hold and use any and all such property or information in confidence, and not to disclose, reveal, copy, sell, transfer, sub-license, assign or distribute any part or parts of it, in any form, to any individual, firm, corporation, or other entity, or permit any of your employees, agents or representatives to do so, except as expressly permitted in writing by us.  You further agree that upon termination of your use of MAS Processing Services for any reason, you will immediately return all such property to us.

We acknowledge that, in your use of our MAS Processing Services, you may disclose to us certain confidential information relating to your Cardholders (if applicable). Accordingly, we agree to hold and use any and all such Cardholder information in confidence, and not to disclose, reveal, copy, sell, transfer, assign or distribute any part or parts of it, in any form, to any person or entity, or permit any of our employees, agents, or representatives to do so, except as expressly permitted in writing by you or as required by applicable law.

8.             MALFUNCTIONS.

Each party shall notify the other party immediately upon discovery of any evidence which might indicate that any of the MAS Processing Services are not satisfactory.  Upon such notification, both parties shall consult and test in a manner that MAS deems appropriate to solve the problem.  If we determine that the problem arises from hardware, software, personnel or other items within our control, we shall correct within a reasonable time not to exceed thirty (30) days from the date on which any such errors are brought to our attention.  If we determine that the problem arises from the equipment, software, personnel procedures, communication or site facilities or other items within your control, you at your own cost shall correct the problem within a reasonable time not to exceed thirty (30) days from the date on which any such errors are brought to your attention.

9.             FORCE MAJEURE.

Neither MAS nor User shall be liable for any loss resulting from a delay or failure in its provision of MAS Processing Services or in the operation of a Terminal due in whole or in part to any natural disaster, epidemic, fire, act of God, strike, war, riot, civil disturbance, court order, statute, governmental issuance, technological facility outage, shortage of or significant fluctuation in power or any other cause beyond its reasonable control.

10.           LIMITATION OF LIABILITY

(a)  Disclaimer of Certain Damages.  The duties and responsibilities of MAS under this

Agreement will be limited to those expressly set forth and undertaken herein.  In no event shall MAS be liable to User for (i) any loss of use, revenue, profit or business opportunities or indirect, incidental, consequential, punitive, special or exemplary damages, even if MAS is informed or is otherwise aware or should be aware, of the possibility or likelihood of such damages and regardless of whether any limited remedy provided hereunder is determined to fail in its essential purpose, (ii) losses or damages attributable to or arising from overhead allocations or general and administrative costs and expenses of User, (iii) losses or damages caused other than by MAS’s own gross negligence or intentional misconduct, or (iv) losses or damages arising out of the fraudulent or criminal acts of third parties.

(b)  Damages Cap.  Notwithstanding any provision contained in this Agreement to the contrary, the aggregate liability of MAS during each consecutive twelve (12) month period beginning on the Effective Date for any and all claims, demands, costs, losses, damages or other potential or actual expenses which are in any way related, directly or indirectly, to the execution, performance or subject matter of this Agreement shall not exceed the average monthly amount of fees paid by User to MAS during such period, exclusive of interchange and pass-through fees, multiplied by three (3), regardless of the form of action employed, whether in contract, warranty, tort (including negligence) or otherwise.

(c)  Risk Allocation.  The parties agree that the limitation of liability set forth in this Section 10 is a reasonable allocation of risk and that such limitation shall apply to any remedy ordered by a court, regardless of whether such court determines that any remedy provided for hereunder fails in its essential purpose.

11.           NO WARRANTIES.

MAS HEREBY DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.           INDEPENDENT ENTITY.

We agree to provide MAS Processing Services to you as an independent contractor only.  None of MAS’s officers, employees, agents or representatives will be subject to your control.

13.           INSURANCE.

You agree to obtain all insurance coverage which is required by state and federal law and regulation and dictated by prudent business practices in connection with your use of MAS Processing Services.

14.           RIGHT OF INSPECTION OF RECORDS.

Upon reasonable notice to us and during normal business hours your representatives, auditors, and/or representatives of your regulatory agencies may inspect any file which we maintain regarding the provision of MAS Processing Services to you.

15.           ASSIGNMENT AND MERGER.

This Agreement may not be assigned by you without our prior written consent.  If you are the subject of or a participant in a merger or acquisition by (i) statute, (ii) purchase of assets, (iii) sale or exchange of stock, (iv) consolidation or (v) any other means, such merger or acquisition shall not terminate this Agreement; rather, this Agreement shall remain in full force and effect after such merger or acquisition as the obligation of the surviving financial institution.

16.           EFFECTIVE DATE AND TERM.

This Agreement shall be effective as of the date indicated in the introductory paragraph hereof provided that it is fully executed by us in original form and the payments required hereunder have been delivered to us. The initial term of the Agreement shall be five (5) years from the date our services commence under this Agreement and, thereafter, for successive one (1) year renewal terms unless terminated in accordance with paragraph 17 herein.

17.           TERMINATION.

This Agreement may be terminated in its entirety by either party at the end of the initial term or any subsequent term upon one hundred eighty (180) days’ prior written notice to the other party.  In the event you breach this Agreement causing an early termination or terminate this Agreement prior to the expiration of its term, you agree to pay an early termination fee in an amount equal to the product of your average monthly fees times the number of months left in your current term.

18.           AMENDMENTS.

This Agreement may be amended only by a writing duly executed by both parties.

19.           ENTIRE AGREEMENT.

This Agreement, including all schedules, addenda and exhibits hereto, constitutes the entire understanding between the parties as to MAS Processing Services and supersedes all previous communications, commitments and writings.

20.           SEVERABILITY.

If any provision of this Agreement is held invalid, illegal, void or unenforceable by reason of any judicial decision, all other provisions of this Agreement shall nevertheless remain in full force and effect.

21.           WAIVERS.

No course of dealing or failure to enforce any provision or exercise any right under this Agreement by either party shall be construed as a waiver of such provision or right, affect the validity of this Agreement or curtail the ability of any party to enforce such provision or exercise such right in the future.

22.           NOTICES.

All notices by one party to the other under this Agreement shall be in writing and shall be considered delivered when actually received or three (3) days after placement in the U.S. Postal Service, whichever is sooner.  Notice shall be sent to each party at the addresses set forth in the first paragraph of this Agreement.  Either party may change the address for notices at any time by providing written notice of such change to the other party.

23.           HEADINGS.

The titles and headings which precede the text of this Agreement have been inserted solely for convenience of reference and contain no substantive meaning.

24.           APPLICABLE LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized representatives on the date first written above.

MONEY ACCESS SERVICE INC.

By:

Name and Title (Printed)

HERITAGE OAKS BANK

By:

Name and Title (Printed)

User Identification